AT&T CANADA


Mr. Tom Griffis
Chairman
InfoCast Corporation
1 Richmond Street West, Suite #900
Toronto, Ontario
M5H3W4

Dear Tom:

This letter confirms the basic terms of understanding reached to date regarding the proposed arrangement between InfoCast Corporation ("InfoCast") and AT&T Canada Long Distance Services Company ("AT&T Canada") and that the parties intend to conduct further negotiations in good faith. AT&T Canada and InfoCast understand and agree that this letter is one of intent only and does not and is not intended to constitute a legal and enforceable agreement with respect to the matters set out herein. It is further understood that the formal agreements contemplated herein will be entered into only upon the successful completion of negotiations relating to such agreements.

1.       The Products

InfoCast will develop and supply certain software learning products as described in Schedule "A" (the "Products") to AT&T Canada. The Products will be promoted and sold in connection with the Learning Partner Program described in Schedule "B" and any other programs that are mutually agreed upon by the parties. The Products will be capable of operating the Intranet, Internet and Virtual Private Network environments. InfoCast will co-market the Products with AT&T Canada to a number of customers, including College Boreal. In addition, AT&T Canada shall provide telecommunications services to InfoCast to facilitate the transport of the Products to customers.

2.       The Agreements

AT&T Canada and InfoCast will negotiate in good faith to execute the following formal agreements which will govern the business relationship between our respective companies. The agreements are listed below.

(a)      Development and Supply Agreement

InfoCast and AT&T Canada will enter into a development and supply agreement whereby InfoCast will develop and supply the Products to AT&T Canada in connection with the Learning Partner Program.

(b)      Telecommunications Agreement

InfoCast and AT&T Canada will enter into a telecommunications agreement, whereby AT&T Canada will provide the telecommunications services necessary to facilitate the delivery of the Products to customers and any other telecommunications service as may be agreed to by the parties.

(c)      Cooperative Marketing Agreement with College Boreal

InfoCast and AT&T Canada will enter into a cooperative marketing agreement with College Boreal, whereby the parties agree to market the Digital Exchange Library (described on page 17 of Schedule "B") as part of the Learning Partner Program.

(d)      Cooperative Marketing Agreement

InfoCast and AT&T Canada will enter into a cooperative marketing agreement whereby the parties will work jointly to market and promote future products and services.

3.       Confidentiality

The parties agree to keep the existence and contents of this letter of intent confidential and shall disclose it to employees on a "need to know" basis only. Any other disclosure including public announcements, press releases and the like requires the prior written consent of the other party (which consent shall not be unreasonably withheld), unless otherwise required by law.

Please indicate your agreement with the foregoing by signing and returning a duplicate copy of this letter enclosed herewith.

Yours truly,

Per:     /s/ George E. Harvey
         ----------------------------
         George E. Harvey
         AT&T Canada Long Distance Services

Agreed to this ___ day of _______, 1998

Per:     /s/ A.T. Griffis
         ----------------------------
         InfoCast Corporation


                                       -2-